UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: March 6, 2024

Presto Automation Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39830	84-2968594
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

985 Industrial Road San Carlos, CA	94070
(Address of principal executive offices)	(Zip Code)

(650) 817-9012
(Registrant’s telephone number, including area code)

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PRST	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock	PRSTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Revenue Officer

On March 6, 2024, Justin Foster, Chief Revenue Officer of Presto Automation Inc. (the “Company”), announced his resignation; Mr. Foster’s last day with the Company will be March 18, 2024.

Change in Chairperson of the Board

On March 7, 2024, the Company announced that its board of directors (the “Board”) elected Edward Scheetz, Lead Independent Director, as chairman of the Board, effective immediately, replacing the prior chairman, Krishna Gupta.

Appointment of Stephen Herbert

Also on March 7, 2024, the Board appointed Stephen Herbert to the Board. Mr. Herbert will serve as a Class III director with a term expiring at the Company’s 2025 annual meeting of stockholders.  The board decreased the size of the Board by one from eight to seven directors, effective immediately.

As previously disclosed, on November 16, 2023, the Company and certain significant shareholders entered into an Amended and Restated Governance Agreement (the “Governance Agreement”). Pursuant to the Governance Agreement, the REMUS Stockholders (as defined in the Governance Agreement) have the right to appoint two directors to the Board. The REMUS Stockholders, pursuant to the Governance Agreement, nominated Mr. Herbert to the Board.

Stephen Herbert, 60, is the Chief Executive Officer and Chairman of Armada Acquisition Corp I. Mr. Herbert was affiliated with USAT in various positions from April 1996 to October 2019, most recently as CEO from November 2011 until he left the company. During his tenure at USAT, Mr. Herbert was recognized for his innovative leadership, including by Smart CEO, and as an EY Entrepreneur of the Year Finalist in the Greater Philadelphia area, and USAT received the following awards: Frost and Sullivan for Customer Value Leadership in the Integrated Financial Services and Retail Market, IoT Evolution Smart Machines Innovation, and a Deloitte Fast 500 Company. From 1986 to April 1996, Mr. Herbert was employed by Pepsi-Cola, the beverage division of PepsiCo, Inc., in various capacities, most recently as Manager of Market Strategy where he was responsible for directing development of market strategy for the vending channel, and subsequently, the supermarket channel for Pepsi-Cola in North America. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University. He serves on the LSU, Dean’s Advisory Council for the College of Humanities, and the LSU Foundation – National Board – the group that leads the University’s present $1.5 billion capital campaign.

There is no arrangement or understanding between Mr. Herbert and any other persons pursuant to which such director was selected as a director of the Company.

On October 13, 2023, the Company and Mr. Herbert entered into a consulting agreement, as subsequently amended, pursuant to which the Company agreed to pay Mr. Herbert $15,000 per month in exchange for certain services relating to the Company’s Touch business. The consulting agreement terminated on February 15, 2024.

Mr. Herbert will receive compensation for his service on the Board on the same basis as all other non-employee directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTO AUTOMATION, INC.

Date: March 11, 2024	By:	/s/ Susan Shinoff
		Name:	Susan Shinoff
		Title:	General Counsel and Corporate Secretary